Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces First Quarter 2014 Earnings Results

•	Revenue was a record $75.0 million for the first quarter, including $13.7 million from the Enterprise Energy business unit recently acquired from Inmarsat. Organic revenue increased by $8.5 million, or 16.1%, over the same quarter last year

•	Adjusted EBITDA was a record $16.2 million in the first quarter, or 21.6% of revenue, including $1.0 million from the recently acquired business unit. Organic adjusted EBITDA increased by 20.5% over the same quarter last year

•	Excluding acquisition costs, quarterly net income attributable to common stockholders was $4.5 million, or $0.25 per diluted share, an increase of $0.03 per diluted share, or 13.6%, over the same quarter last year

HOUSTON – May 12, 2014 – RigNet, Inc. (NASDAQ: RNET), a leading global technology solutions provider to the oil and gas industry, today reported quarterly results for the quarter ended March 31, 2014.

Revenue was a record $75.0 million for the first quarter, including $13.7 million from the Enterprise Energy business unit recently acquired from Inmarsat. Organic revenue increased by $8.5 million, or 16.1%, for the three months ended March 31, 2014, as compared to the same period of 2013, primarily due to increased sites served and increased revenue-per-site. Revenue increased by $15.3 million, or 25.7%, for the three months ended March 31, 2014, as compared to the previous quarter due to the acquisition of Inmarsat’s Enterprise Energy business unit, increased sites served and increased revenue-per-site.

Adjusted EBITDA was a record $16.2 million in the first quarter, or 21.6% of revenue, including $1.0 million from the recently acquired business unit. Organic adjusted EBITDA increased by $2.6 million, or 20.5%, over the same quarter last year. The increase was primarily due to growth in our core offshore business partially offset by costs associated with headcount additions to support our continued growth. Adjusted EBITDA increased $1.0 million, or 6.6%, over the previous quarter. The increase was primarily due to the addition of the Inmarsat business unit’s results over the last two months of the quarter.

Net income attributable to common stockholders was $2.2 million, or $0.12 per diluted share, for the first quarter. This amount included $2.3 million of acquisition costs associated with the purchase of Inmarsat’s Enterprise Energy business unit, which closed on January 31, 2014. Excluding acquisition costs, net income attributable to common stockholders was $4.5 million, or $0.25 per diluted share, an increase of $0.03 per diluted share, or 13.6%, over the same quarter last year, and a decrease of $0.05 per diluted share, or 16.7%, over the previous quarter.

Capital expenditures were $9.7 million in the first quarter compared to $6.6 million in the same quarter last year and $7.7 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our strong first quarter results, which included record revenue and EBITDA, reflecting continued strong growth in our core offshore rig communications business. We closed the Inmarsat strategic transaction on January 31 and have integration efforts well underway. We are delighted with our new long-term relationship with Inmarsat that includes our acquisition of their Enterprise Energy business unit as well as our becoming a premier partner in oil and gas for their Global Express and L-band service platforms. This transaction brings us broadened services and capabilities that will better serve our customers and position the Company to enhance returns to stockholders. Looking forward, we are maintaining a positive view of the market environment as we advance our strategy of becoming a technology solutions provider across the life of the field.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 13, 2014, to discuss RigNet’s 2014 first quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2013, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, telecoms systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in over 45 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$75,043	$59,707	$52,818

Expenses:
Cost of revenue (excluding depreciation and amortization)	46,521	32,692	29,122
Depreciation and amortization	6,797	5,381	4,969
Selling and marketing	1,529	1,032	787
General and administrative	14,843	12,444	11,760

Total expenses	69,690	51,549	46,638

Operating income	5,353	8,158	6,180
Other income (expense), net	170	(1,198)	107

Income before income taxes	5,523	6,960	6,287
Income tax expense	(3,215)	(1,513)	(2,512)

Net income	$2,308	$5,447	$3,775

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$2,195	$5,393	$3,735
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.13	$0.31	$0.24
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.12	$0.30	$0.22
Weighted average shares outstanding, basic	17,267	17,190	15,759
Weighted average shares outstanding, diluted	17,993	17,792	17,327
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$28,522	$27,015	$23,696
Gross Profit (excluding depreciation and amortization) margin	38.0%	45.2%	44.9%
Adjusted EBITDA	$16,208	$15,205	$12,621
Adjusted EBITDA margin	21.6%	25.5%	23.9%

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$22,054	$22,004	$18,968
Depreciation and amortization related to cost of revenue	6,468	5,011	4,728

Gross Profit (excluding depreciation and amortization)	$28,522	$27,015	$23,696

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$2,308	$5,447	$3,775
Interest expense	481	904	507
Depreciation and amortization	6,797	5,381	4,969
(Gain) loss on sales of property, plant and equipment, net of retirements	(73)	(101)	41
Stock-based compensation	1,148	737	817
Acquisition costs	2,332	1,324	—
Income tax expense	3,215	1,513	2,512

Adjusted EBITDA (non-GAAP measure)	$16,208	$15,205	$12,621

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	March 31,	December 31,
	2014	2013
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$66,747	$59,822
Restricted cash—current portion	919	509
Restricted cash—long-term	929	1,321
Total assets	283,844	238,803
Current maturities of long-term debt	8,382	8,388
Long-term debt	74,070	51,175

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,822	$59,744
Net cash provided by operating activities	15,053	3,890
Net cash used in investing activities	(31,945)	(5,265)
Net cash provided by (used in) financing activities	23,661	(2,035)
Changes in foreign currency translation	156	(1,618)

Cash and cash equivalents, March 31,	$66,747	$54,716

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter
	2013	2013	2013	2013	2014
Selected Operational Data (4):
Offshore drilling rigs (1)	245	255	251	262	266
U.S. onshore drilling rigs	271	261	250	266	284
Strategic initiatives (2)	264	291	265	253	262
Other sites (3)	344	331	330	346	381

Total	1,124	1,138	1,096	1,127	1,193

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes completion sites, man-camps, remote offices and supply bases
(4)	Excludes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(in thousands)
Eastern Hemisphere:
Revenue	$38,022	$35,902	$28,615
Cost of revenue	18,693	16,939	13,199

Gross Profit (non-GAAP measure)	19,329	18,963	15,416

Gross Profit margin	50.8%	52.8%	53.9%
Depreciation and amortization	2,723	2,417	1,943
Selling, general and administrative	2,984	3,851	3,523

Operating income	$13,622	$12,695	$9,950

Adjusted EBITDA (non-GAAP measure)	$16,691	$15,074	$12,633

Adjusted EBITDA margin	43.9%	42.0%	44.1%
Western Hemisphere:
Revenue	$21,408	$14,781	$12,415
Cost of revenue	12,672	6,898	5,281

Gross Profit (non-GAAP measure)	8,736	7,883	7,134

Gross Profit margin	40.8%	53.3%	57.5%
Depreciation and amortization	2,763	1,583	1,794
Selling, general and administrative	2,289	2,080	1,677

Operating income	$3,684	$4,220	$3,663

Adjusted EBITDA (non-GAAP measure)	$6,580	$5,545	$5,417

Adjusted EBITDA margin	30.7%	37.5%	43.6%
Telecom Systems Integration:
Revenue	$15,613	$9,024	$11,788
Cost of revenue	12,942	7,355	9,331

Gross Profit (non-GAAP measure)	2,671	1,669	2,457

Gross Profit margin	17.1%	18.5%	20.8%
Depreciation and amortization	1,055	1,121	1,085
Selling, general and administrative	653	337	130

Operating income	$963	$211	$1,242

Adjusted EBITDA (non-GAAP measure)	$2,011	$1,337	$2,327

Adjusted EBITDA margin	12.9%	14.8%	19.7%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net